EXHIBIT (99.8)
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AT THE TRUST:               AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman             Tony Ebersole          Georganne Palffy
Investor Relations          General Information    Analyst Information
312 683-3671                312 640-6727           312 640-6768
www.banyanreit.com
email: ir@banyanreit.com



FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 20, 1999



                BANYAN STRATEGIC REALTY TRUST ANNOUNCES
    SALE OF OFFICE/WAREHOUSE PROPERTY IN JEFFERSON COUNTY, KENTUCKY
          AND APARTMENT PORTFOLIO IN OKLAHOMA CITY, OKLAHOMA




CHICAGO, October 20, 1999 - Banyan Strategic Realty Trust (BSRTS: Nasdaq) today announced that it has entered into agreements to sell the Quantum Business Center in Jefferson County, Kentucky and the Oklahoma Apartment Portfolio in Oklahoma City and Lawton, Oklahoma.

The Quantum Business Centre, a multi-tenant office/warehouse property located in Jefferson County (suburban Louisville), Kentucky, is under
contract to a private investor for a sales price of $6.1 million.   The
Trust purchased the property in September, 1995 for $5.0 million, or approximately $28 per square foot, excluding capital expenditures. The contracted sales price is approximately $33 per square foot. The transaction is expected to yield an internal rate of return on the Trust's leveraged equity in the investment of approximately 15 percent. The net cash proceeds to the Trust from the sale of Quantum Business Centre are expected to be approximately $3 million.

The Trust has entered into a contract to sell its Oklahoma Apartment Portfolio to an institutional investor for approximately $24.1 million.
The portfolio, purchased by the Trust in May, 1997 for $21 million, consists of four separate apartment complexes totaling 864 units. Each of the properties is financed via a combination of fixed rate, tax-exempt and taxable bonds, which will be assumed by the purchaser. This transaction is contingent upon the bondholder's approval of the purchaser's assumption of these bonds. The Trust's acquisition price equated to $24,200 per unit and the current contracted sales price is $27,800 per unit. The internal rate of return on the Trust's equity in the investment is expected to be in excess 40 percent from this transaction. The net cash proceeds to the Trust from the sale of the Oklahoma Apartment Portfolio are expected to be approximately $7 million.














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BANYAN STRATEGIC REALTY TRUST
ADD ONE



Leonard G. Levine, President and CEO, commented, "The pending sales of Quantum Business Centre and the Oklahoma Apartment Portfolio come at a strong point in the investment cycles of both properties. We believe that we have maximized the upside potential of the income stream on the Quantum investment. The Oklahoma Apartment Portfolio sale moves us out of the multi-family sector and allows us to focus on our core asset base, that being suburban office and flex/industrial properties. The Board of Trustees expects to evaluate various alternatives for the use of the $10 million in proceeds once the transactions are closed."

Additionally, any taxable gains generated by the above transactions are expected to be offset by the Trust's $19 million net operating loss carry forward. Both sales are scheduled to close within the next sixty days.

















For further information on Banyan Strategic Realty Trust via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company code BSRTS.

































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